       As filed with the Securities and Exchange Commission on February 29, 2000

                                           Registration Statement No. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                    ----------------------------------------

                                    Form S-8
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                       -----------------------------------

                       AMERICAN INTERNATIONAL GROUP, INC.
             (Exact name of registrant as specified in its charter)


                Delaware                                   13-2592361
     (State or other jurisdiction of                    (I.R.S. Employer
     incorporation or organization)                    Identification No.)

                    70 Pine Street, New York, New York 10270
          (Address, including zip code, of principal executive offices)

                     SunAmerica Five Year Deferred Cash Plan
                        SunAmerica Executive Savings Plan
                            (Full title of the plans)

                           Kathleen E. Shannon, Esq.
                          Vice President and Secretary
                                 70 Pine Street
                            New York, New York 10270
                                 (212) 770-7000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                 -----------------------------------------------
                         CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------------------------------------
                                   |                |    Proposed      |      Proposed     |
                                   |     Amount     |     maximum      |       maximum     |      Amount of
             Title of securities   |      to be     |  offering price  |     aggregate     |    registration
            to be registered (1)   |   registered   |   per share (2)  |   offering price  |         fee
--------------------------------------------------------------------------------------------------------------
Deferred Compensation Obligations  |  $300,000,000  |       100%       |    $300,000,000   |       $79,200
--------------------------------------------------------------------------------------------------------------

1. The Deferred Compensation Obligations are unsecured obligations of American International Group, Inc. to pay deferred compensation in the future in accordance with the terms of the SunAmerica Five Year Deferred Cash Plan and the SunAmerica Executive Savings Plan.

2.       Estimated solely for the purpose of determining the registration fee.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


         All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act").

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents have been filed by American International Group, Inc. ("AIG") with the Securities and Exchange Commission (the "Commission") (File No. 1-8787) and are incorporated herein by reference:

                  (1) AIG's Annual Report on Form 10-K for the year ended December 31, 1998;

                  (2) AIG's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999; and

                  (3) AIG's Current Report on Form 8-K, dated June 3, 1999, as amended.

         All documents filed by AIG pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicate that all securities offered have been sold, or which deregister all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

SUNAMERICA EXECUTIVE SAVINGS PLAN

GENERAL

         In connection with the acquisition of SunAmerica Inc. by AIG, AIG has assumed SunAmerica obligations under the SunAmerica Executive Savings Plan, as amended (the "Plan").

         The purpose of the Plan is to provide highly compensated employees with the opportunity to defer compensation in excess of the level of contribution permitted by the Internal Revenue Code of 1986 (the "Code") to be made to SunAmerica's Profit Sharing and Retirement Plan (the "401(k) Plan").

PARTICIPATION

         The Plan Administrator (as defined under "Administration") designates the management and highly compensated employees of SunAmerica and its affiliates and subsidiaries who are eligible to participate in the Plan. Participation in the Plan does not create any right to continued employment with SunAmerica or its subsidiaries or affiliates.

         An eligible employee may elect to defer compensation under the Plan at any time within 30 days after the date on which he or she first became eligible to participate. However, such election must be made prior to the period of service for which the compensation subject to the deferral election would otherwise be payable. Any subsequent deferral elections must be made by December 31 of the calendar year prior to the calendar year for which the deferred compensation would otherwise be payable. A participant may, upon not less than 10 days written notice prior to the end of the calendar year, change his or her election so as to increase, decrease or discontinue the amount deferred. In addition, a participant may at any time terminate an election and discontinue further deferrals by providing written notice to the Plan Administrator not less than 10 days prior to the start of the next payroll period for which compensation will be payable. In such event, new deferrals may not commence until the following calendar year.

DEFERRED COMPENSATION

         Each eligible employee may elect to defer up to 90% of his or her compensation (in whole percentages), including salary, overtime, commission and bonus payments, less any withholding tax or payments required under SunAmerica's welfare plans. This deferral will initially be credited to the participant's deferral subaccount. Following the end of the calendar year, the Plan Administrator and the administrator of the 401(k) Plan shall determine what proportion of the participant's deferral should be set aside under the 401(k) Plan, taking into account the limits specified for 401(k) deferrals under the Code and the qualification requirements for the 401(k) Plan. This sum shall either be credited to the participant's 401(k) account, or may be refunded to the participant at his or her election. The remaining deferred compensation will remain in the participant's deferral subaccount.

         Each month, SunAmerica will contribute to a company matching subaccount the amount it would have contributed had the deferral occurred under the 401(k) Plan, subject to the 401(k) Plan limitation that matching contributions shall only be made with respect to the first 4% of an eligible employee's base compensation (all compensation except incentive compensation). The Plan Administrator may establish a different formula for matching contributions, but is obliged to announce to eligible employees in advance any formula which would result in a matching contribution less than 4% of an employee's base compensation. The subaccount into which the company contribution is initially credited will be debited by the amount contributed to the participant's "forfeitable matching contribution account" under the 401(k) Plan, or the same amount may be refunded to the participant, at the participant's election.

         A participant's interest in his or her deferral subaccount is at all times 100% vested and nonforfeitable. A participant's interest in his or her company matching subaccount is vested in the same percentage in which he or she is vested in his or her forfeitable matching contribution account under the 401(k) Plan. Unvested amounts are forfeited upon termination of employment.

         Amounts in the participant's accounts under the Plan shall be credited or debited with investment gains (or losses) corresponding to investment funds established by the Plan Administrator and selected by the participant.

PAYMENT OF ACCOUNTS

         Participants may elect the form in which they receive their account upon termination of employment. The alternatives are a lump sum payment within 5 years of termination of employment, or annual instalments over 5, 10 or 15 years, commencing within 5 years of termination of employment. However, if a participant's employment terminates before he or she is 55, the Plan Administrator has the discretion to pay the participant his or her account in a lump sum immediately following termination. The vested and unpaid portion of a participant's account will continue to be credited or debited with investment gains or losses. Upon death, the entire remaining unpaid amount in the deferral subaccount is paid out in a lump sum as soon as feasible.

         A participant may receive a distribution of his or her account prior to termination of employment. He or she may withdraw 100% of his or her vested account balance, subject to a penalty equal to 10% of the amount withdrawn. Alternatively, a hardship distribution is available, subject to the approval of the Plan Administrator, upon demonstration by the participant of unforseen severe financial hardship and an inability to satisfy the financial need through other assets. Finally, a participant may request a distribution, without penalty, upon giving 3 years notice.

         The benefits provided by the Plan are unfunded and are paid from the general assets of AIG. Participants have the status of general unsecured creditors with respect to the amounts of compensation they defer. While AIG may, at its option, transfer Plan assets into a trust to be held and invested and reinvested by a trustee pursuant to the terms of a trust agreement, these funds will remain subject to the claims of AIG's general creditors.

DEFERRED CASH PLAN APPENDIX

         Participants in the Plan who are also participants in the SunAmerica Deferred Cash Plan may elect to defer up to 90% of the distributions that would otherwise be made to them under the Deferred Cash Plan, less any required tax withholding. Such an election must be made by the participant not later than December 31 which is at least 12 months prior to the date on which the payment under the Deferred Cash Plan would have been made in the absence of the election to defer.

         Amounts deferred pursuant to a Deferred Cash Plan election shall be credited to the participant's deferral subaccount and will be credited with investment gains and losses as provided in the Plan. Any amounts deferred pursuant to the Deferred Cash Plan which remain undistributed upon a participant satisfying the age and service requirement for normal retirement under the AIG Retirement Plan shall be distributed as elected by the Participant pursuant to the Plan. Any other amounts deferred pursuant to a Deferred Cash Plan Election shall be distributed according to whichever of the following results in the earliest payment of the amounts deferred: (1) the distribution elected by the participant under the Plan, (2) a lump sum payment of all unpaid amounts from the Deferred Cash Plan as soon as feasible following termination of employment, or (3) a lump sum payment of all unpaid amounts from the Deferred Cash Plan following the 10th anniversary of the granting of the award.

CLAIMS PROCEDURE

         If any participant in the Plan believes that he or she has not received the timely payment of amounts due under the Plan, the participant must make a claim to the Plan Administrator. Within 90 days, the Plan Administrator must notify the participant of its decision. In the case of a decision adverse to the participant, the participant may appeal the decision to the Plan Administrator within 60 days.

TAXES AND WITHHOLDING

         If AIG becomes obligated to make a tax payment with respect to any participant's account, AIG may withhold and pay tax out of any monies or other property in the account.

AMENDMENT AND TERMINATION

         AIG has the right to amend or terminate the Plan at any time for any reason by resolution of the Board of AIG or the Stock Option and Compensation Committee thereof. However, in no event may an amendment or termination cancel or adversely affect amounts credited at that time to any participant's account. If the Plan is terminated, participants' accounts shall, at the discretion of the Board, either be paid out to them immediately, or distributed as the employee has elected to receive benefits upon termination of employment.

ADMINISTRATION

         The Plan is administered by a committee or an individual appointed by the Board of Directors of AIG (the "Plan Administrator"). Members of the committee are not required to be employees of AIG. The Plan Administrator administers the Plan and has all powers to accomplish that purpose. The Plan Administrator has the exclusive right to construe and interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decisions on such matters are final and conclusive.

SUNAMERICA FIVE YEAR DEFERRED CASH PLAN

PURPOSE

         The SunAmerica Five Year Deferred Cash Plan (the "DCP") has been established to provide an incentive for selected key employees of SunAmerica to continue to remain employed by SunAmerica.

PARTICIPATION

         SunAmerica has the sole discretion to determine which key employees will participate in the DCP. Participation in the DCP does not create any right of continued employment with SunAmerica.

         Each award will be determined in the sole discretion of SunAmerica and will be credited to a separate subaccount. Investment gains and losses shall be separately credited to each subaccount, and a participant's right to payment shall be determined separately for each subaccount.

INVESTMENT GAINS AND LOSSES

         The Plan Administrator (as defined below under "Administration") establishes investment funds and the participant selects which fund or funds he or she wishes her account to be invested in. One of the investment alternatives under the plan will be stock units. For any transaction involving stock units, the Plan Administrator will credit the participant's account with a number of units calculated by dividing the amount of the participant's award by the fair market value of a share of AIG's common stock. A participant's stock unit account will be credited with dividend equivalents. If there is a stock dividend, stock split, recapitalization, merger, consolidation, combination or other reorganization, exchange of shares, sale of all or substantially all of the assets of AIG, split-up split-off, spin-off, extraordinary redemption, liquidation or other similar change in capitalization or any distribution to holders other than cash dividends or cash distributions, proportionate and equitable adjustments shall be made to stock units so as to preserve the benefits intended. The amounts in each of a participant's subaccounts shall be credited or debited with investment gains or losses corresponding to the investment fund the participant has selected.

         The benefits provided by the DCP are unfunded and will be paid from the general assets of AIG. Participants have the status of general unsecured creditors. While AIG may transfer plan assets into a trust to be held and invested and reinvested by a trustee pursuant to the terms of a trust agreement, the funds will remain subject to the claims of AIG's general creditors.

DISTRIBUTIONS

         On each of the first five anniversaries of the date upon which an award was granted, if the participant remains an employee of SunAmerica, the participant will be entitled to a payment as follows:


    Award Anniversary Date                    Payment as % of Subaccount
    ----------------------                    --------------------------
            First                                         20%
            Second                                        25%
            Third                                         33 1/3%
            Fourth                                        50%
            Fifth                                        100%


         Distributions will be made as soon as administratively feasible after the relevant award anniversary date.

         Upon termination of employment for any reason other than death or disability, the portion of each participant's subaccounts which had not yet become payable shall be immediately and irrevocably forfeited. If a participant dies or ceases to be an employee because of total and permanent disability, then the payment which would otherwise have been made upon the award anniversary date which immediately follows such death or disability shall be made. The remaining portion of the subaccount shall be forfeited.

TAXES AND WITHHOLDING

         If AIG becomes obligated to make a tax payment with respect to any participant's account, AIG may withhold and pay tax out of any monies or other property in the account.

AMENDMENT AND TERMINATION

         AIG has the right to amend or terminate the DCP at any time for any reason. However, in no event may an amendment or termination cancel or adversely affect amounts credited at that time to any participant's account.

ADMINISTRATION

         The DCP is administered by a committee or an individual appointed by the Board of Directors of AIG, or the Stock Option and Compensation committee thereof (the "Plan Administrator"). Members of the committee are not required to be employees of AIG or participants. The Plan Administrator administers the DCP and has all powers to accomplish that purpose. The Plan Administrator has the exclusive right to construe and interpret the DCP, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decisions on such matters are final and conclusive.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

         The consolidated financial statements of AIG and its subsidiaries and the related financial statement schedules of AIG included in its most recent Annual Report on Form 10-K and AIG's Current Report on Form 8-K, dated June 3, 1999, as amended, both incorporated herein by reference, are so incorporated in reliance upon the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

         The validity of the Deferred Compensation Obligations will be passed upon for AIG by Sullivan & Cromwell, New York, New York. M. Bernard Aidinoff, a member of the Board of Directors of AIG, is Senior Counsel to Sullivan & Cromwell and beneficially owns 26,789 shares of AIG common stock and options to purchase 36,156 shares of AIG common stock. Partners of Sullivan & Cromwell involved in the representation of AIG beneficially own approximately 4,547 shares of AIG common stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Restated Certificate of Incorporation, as amended, of AIG (the "Certificate") provides that AIG shall indemnify to the full extent permitted by law any person made, or threatened to be made, a party to an action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he, his testator or intestate is or was a director, officer or employee of AIG or serves or served any other enterprise at the request of AIG.
Section 6.4 of AIG's By-laws contains a similar provision.

         The Certificate also provides that a director will not be personally liable to AIG or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such an exemption from liability or limitation thereof is not permitted by the Delaware General Corporation Law (the "GCL").

         Section 145 of the GCL permits indemnification against expenses, fines, judgments and settlements incurred by any director, officer or employee of AIG in the event of pending or threatened civil, criminal, administrative or investigative proceedings, if such person was, or was threatened to be made, a party by reason of the fact that he is or was a director, officer or employee of AIG. Section 145 also provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

         In addition, AIG and its subsidiaries maintain a directors' and officers' liability insurance policy.

         In addition, Section 5.4 of the DCP and Section 4.4 of the Plan, as amended, provide that AIG shall indemnify the Plan Administrator and each member of the committee, if any, against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his or her membership on the committee, excepting only expenses and liabilities arising out of his or her own willful misconduct or gross negligence.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

         The exhibits are listed in the exhibit index.

ITEM 9.  UNDERTAKINGS

         AIG hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                           (iii) To include any material information with
                  respect to the Plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by AIG pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         AIG hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of AIG's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of AIG pursuant to the foregoing provisions, or otherwise, AIG has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by AIG of expenses incurred or paid by a director, officer or controlling person of AIG in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, AIG will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on the 29th day of February, 2000.

                                       AMERICAN INTERNATIONAL GROUP, INC.



                                       By:  /s/ M. R. Greenberg
                                          ------------------------------------
                                             M. R. Greenberg
                                             Chairman

         KNOW ALL MEN BY THESE PRESENTS: that each person whose signature appears below constitutes and appoints M. R. Greenberg, Edward E. Matthews and Howard I. Smith, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the foregoing as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.


      Signature                                   Title                             Date

                                    Chairman, Chief Executive Officer
   /s/ M. R. Greenberg              and Director (Principal Executive        February 29, 2000
  ------------------------          Officer)
  (M. R. Greenberg)

                                    Executive Vice President and
    /s/ Howard I. Smith             Director (Principal Financial and        February 29, 2000
   ------------------------         Accounting Officer)
   (Howard I. Smith)

  /s/ M. Bernard Aidinoff
  -------------------------
  (M. Bernard Aidinoff)             Director                                 February 29, 2000

      /s/ Eli Broad
  -------------------------
     (Eli Broad)                    Director                                 February 29, 2000

     /s/ Pei-yuan Chia
  -------------------------
     (Pei-yuan Chia)                Director                                 February 29, 2000

      Signature                                   Title                             Date


                                    Director
  -------------------------
     (Marshall A. Cohen)

   /s/ Barber B. Conable, Jr.       Director                                 February 29, 2000
  -------------------------
   (Barber B. Conable, Jr.)

  /s/ Martin S. Feldstein           Director                                 February 29, 2000
  -------------------------
   (Martin S. Feldstein)

                                    Director
  -------------------------
     (Ellen V. Futter)

                                    Director
  -------------------------
     (Leslie L. Gonda)

   /s/ Evan G. Greenberg            Director                                 February 29, 2000
  -------------------------
    (Evan G. Greenberg)

                                    Director
  -------------------------
    (Carla A. Hills)

                                    Director
  -------------------------
    (Frank J. Hoenemeyer)

   /s/ Edward E. Matthews           Director                                 February 29, 2000
  -------------------------
   (Edward E. Matthews)

                                    Director
  -------------------------
      (Dean P. Phypers)

    /s/ Thomas R. Tizzio            Director                                 February 29, 2000
  -------------------------
      (Thomas R. Tizzio)

                                    Director
  -------------------------
     (Edmund S. W. Tse)

                                    Director
  -------------------------
      (Jay S. Wintrob)

      Signature                                   Title                             Date

     /s/ Frank G. Wisner            Director                                 February 29, 2000
  -------------------------
     (Frank G. Wisner)

                                EXHIBIT INDEX



EXHIBIT
 NUMBER                     DESCRIPTION                       LOCATION

    4     (a)   SunAmerica Five Year Deferred Cash
                Plan..............................  Filed as exhibit hereto.

          (b)   SunAmerica Executive
                Savings Plan, as amended..........  Filed as exhibit hereto.

    5     Opinion re validity.....................  Filed as exhibit hereto.

   23     Consents of experts and counsel
          (a)   Consent of Sullivan & Cromwell....  Included in Exhibit 5.
          (b)   PricewaterhouseCoopers LLP. ......  Filed as exhibit hereto.

   24     Powers of Attorney......................  Included in signature pages.